EXHIBIT 99.1
LGI Homes, Inc. Reports Second Quarter and YTD 2019 Results
THE WOODLANDS, Texas, August 6, 2019 (GLOBE NEWSWIRE) - LGI Homes, Inc. (Nasdaq:LGIH) today announced results for the second quarter 2019 and the six months ended June 30, 2019.
Second Quarter 2019 Results and Comparisons to Second Quarter 2018

•	Net Income of $46.1 million, or $2.01 Basic EPS and $1.82 Diluted EPS

•	Net Income Before Income Taxes of $60.5 million

•	Home Sales Revenues increased 10.0% to $461.8 million

•	Home Closings increased 7.1% to 1,944

•	Average Home Sales Price increased 2.7% to $237,567

•	Gross Margin as a Percentage of Homes Sales Revenues was 24.1% as compared to 26.1%

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues was 26.3% as compared to 27.7%

•	Active Selling Communities at June 30, 2019 increased 17.7% to 93

•	54,191 Total Owned and Controlled Lots at June 30, 2019
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Six Months Ended June 30, 2019 Results and Comparisons to Six Months Ended June 30, 2018

•	Net Income of $64.4 million, or $2.82 Basic EPS and $2.55 Diluted EPS

•	Net Income Before Income Taxes of $82.2 million

•	Home Sales Revenues increased 7.2% to $749.4 million

•	Home Closings increased 3.7% to 3,172

•	Average Home Sales Price increased 3.4% to $236,262

•	Gross Margin as a Percentage of Homes Sales Revenues was 23.7% as compared to 25.6%

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues was 25.8% as compared to 27.2%
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Management Comments
“We are proud to announce an outstanding quarter at LGI Homes highlighting new records in home closings, home sales revenues, average home sales price, and active community count," stated Eric Lipar, the Company's Chief Executive Officer and Chairman of the Board. “In addition, we achieved a record 3,172 home closings through the first half of 2019 and successfully launched our Complete HomeTM initiatives.”
“Throughout the quarter we continued to see demand for affordable homes, coupled with community count expansion and positive response from buyers to lower interest rates, resulting in a 38% increase in net orders over the second quarter of last year.”

“We remain optimistic on industry dynamics and believe we are well positioned to finish the year strong. We are confident in our ability to deliver consistent results and believe we are on track to meet our goal of 6,900 to 7,800 home closings in 2019 and generate basic EPS in the range of $7.00 to $8.00 per share,” Lipar concluded.
2019 Second Quarter Results
Home closings during the second quarter of 2019 totaled 1,944, an increase of 7.1%, up from 1,815 home closings during the second quarter of 2018. This increase was largely due to increases in home closings in the Company’s West, Southeast and Central reportable segments.  The increase was partially offset by decreases in home closings in the Company’s Northwest and Florida reportable segments during the second quarter of 2019 as compared to the second quarter of 2018, which were largely due to close out of or transition between, and to a lesser extent available inventory in certain of their respective active communities. At the end of the second quarter active selling communities increased to 93, up from 79 communities at the end of the second quarter of 2018.
Home sales revenues for the second quarter of 2019 were $461.8 million, an increase of $42.0 million, or 10.0%, over the second quarter of 2018. The increase in home sales revenues is primarily due to the increase in home closings and an increase in the average home sales price during the second quarter of 2019.
The average home sales price for the second quarter of 2019 was $237,567, an increase of $6,246, or 2.7%, over the second quarter of 2018. This increase in average home sales price was primarily due to changes in product mix, higher price points in new markets and a favorable pricing environment.
Gross margin as a percentage of home sales revenues for the second quarter of 2019 was 24.1% as compared to 26.1% for the second quarter of 2018. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the second quarter of 2019 was 26.3% as compared to 27.7% for the second quarter of 2018. This decrease in gross margin as a percentage of home sales revenues is primarily due to higher capitalized interest costs recognized, purchase accounting, and to a lesser extent, increased construction costs, offset by an increase in homes closed for the second quarter of 2019 as compared to the second quarter of 2018. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.
Net income of $46.1 million, or $2.01 per basic share and $1.82 per diluted share, for the second quarter of 2019 decreased $1.5 million, or 3.3%, from $47.6 million, or $2.11 per basic share and $1.90 per diluted share, for the second quarter of 2018. The decrease in net income is primarily attributed to lower gross margin percentage, increased advertising and additional costs realized from the increase of personnel associated with the increase of community count, higher capitalized interest costs recognized and purchase accounting, partially offset by a higher average sales price realized during the second quarter of 2019 as compared to the second quarter of 2018.
Results for the Six Months Ended June 30, 2019
Home closings for the six months ended June 30, 2019 increased 3.7% to 3,172 from 3,059 during the six months ended June 30, 2018.
Home sales revenues for the six months ended June 30, 2019 increased 7.2% to $749.4 million compared to the six months ended June 30, 2018. The increase in home sales revenues is primarily due to the increase in the number of homes closed and an increase in the average home sales price. The increase in home closings was largely due to increased home closings in the Company’s West, Central and Southeast reportable segments, partially offset by decreased home closings in the Company’s Northwest and Florida reportable segments which were largely due to close out of or transition between, and to a lesser extent available inventory in certain of their respective active communities.
The average home sales price was $236,262 for the six months ended June 30, 2019, an increase of $7,798, or 3.4%, over the six months ended June 30, 2018. This increase is primarily due to changes in product mix, higher price points in certain new markets and increases in sales prices in existing communities.

Gross margin as a percentage of home sales revenues for the six months ended June 30, 2019 was 23.7% as compared to 25.6% for the six months ended June 30, 2018. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the six months ended June 30, 2019 was 25.8% as compared to 27.2% for the six months ended June 30, 2018. These decreases are primarily due to a combination of higher construction costs, construction overhead, lot costs, capitalized interest, and to lesser degree purchase accounting, partially offset by higher average home sales price. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.
Net income of $64.4 million, or $2.82 per basic share and $2.55 per diluted share, for the six months ended June 30, 2019 decreased $10.5 million, or 14.0%, from $74.9 million for the six months ended June 30, 2018. This decrease is primarily attributable to lower gross margin percentage, increased advertising and additional costs realized from the increase of personnel associated with the increase of community count, higher capitalized interest cost recognized, purchase accounting and start-up costs in the Company’s Southeast reportable segment, partially offset by a higher average sales price realized during the six months ended June 30, 2019 as compared to the six months ended June 30, 2018.
Outlook
Subject to the caveats in the Forward-Looking Statements section of this press release, the Company reaffirms its prior 2019 guidance. The Company believes it will have between 105 and 115 active selling communities at the end of 2019, close between 6,900 and 7,800 homes in 2019, and generate basic EPS between $7.00 and $8.00 per share during 2019. In addition, the Company believes 2019 gross margin as a percentage of home sales revenues will be in the range of 23.5% and 25.5% and 2019 adjusted gross margin (non-GAAP) as a percentage of home sales revenues will be in the range of 25.5% and 27.5% with capitalized interest accounting for substantially all of the difference between gross margin and adjusted gross margin. The Company also believes that the average home sales price in 2019 will be between $235,000 and $245,000. This outlook assumes that general economic conditions, including interest rates and mortgage availability, in the remainder of 2019 are similar to those experienced in the second quarter of 2019 and that average home sales price, construction costs, availability of land, land development costs and overall absorption rates in the remainder of 2019 are consistent with the Company’s recent experience. In addition, this outlook assumes that none of the Company’s 4.25% Convertible Notes due 2019 ($70.0 million aggregate principal amount currently outstanding) are converted prior to their maturity on November 15, 2019.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12:30 p.m. Eastern Time on Tuesday, August 6, 2019 (the “Earnings Call”). The Earnings Call will be hosted by Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer.
Participants may access the live webcast by visiting the Investor Relations section of the Company’s website at www.LGIHomes.com. The Earnings Call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.
An archive of the webcast will be available on the Company’s website for approximately 12 months. A replay of the Earnings Call will also be available later that day by calling (855) 859-2056, or (404) 537-3406, using conference id “1462049”. This replay will be available until August 13, 2019.
About LGI Homes, Inc.
Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design, construction and sale of homes in Texas, Arizona, Florida, Georgia, New Mexico, Colorado, North Carolina, South Carolina, Washington, Tennessee, Minnesota, Oklahoma, Alabama, California, Oregon, Nevada and West Virginia. Recently recognized as the 10th largest residential builder in America, based on units closed, the Company has a notable legacy of more than 16 years of homebuilding operations, over which time it has closed more than 32,000 homes. For more information about the Company and its new home developments, please visit the Company’s website at www.LGIHomes.com.

Forward-Looking Statements
Any statements made in this press release or on the Earnings Call that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning projected 2019 home closings, year-end selling communities, basic earnings per share, gross margin as a percentage of home sales revenues, adjusted gross margin as a percentage of home sales revenue, and average home sales price, as well as market conditions and possible or assumed future results of operations, including descriptions of the Company’s business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will” or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including the “Cautionary Statement about Forward-Looking Statements” subsection within the “Risk Factors” section, and subsequent filings by the Company with the Securities and Exchange Commission. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release or listen to the Earnings Call, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	June 30,	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$37,555	$46,624
Accounts receivable	43,207	42,836
Real estate inventory	1,328,699	1,228,256
Pre-acquisition costs and deposits	45,991	45,752
Property and equipment, net	1,429	1,432
Other assets	15,146	15,765
Deferred tax assets, net	2,015	2,790
Goodwill and intangible assets, net	12,018	12,018
Total assets	$1,486,060	$1,395,473

LIABILITIES AND EQUITY
Accounts payable	$22,562	$9,241
Accrued expenses and other liabilities	73,340	76,555
Notes payable	664,923	653,734
Total liabilities	760,825	739,530

COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 23,978,883 shares issued and 22,939,883 shares outstanding as of June 30, 2019 and 23,746,385 shares issued and 22,707,385 shares outstanding as of December 31, 2018	240	237
Additional paid-in capital	246,888	241,988
Retained earnings	496,163	431,774
Treasury stock, at cost, 1,039,000 shares	(18,056)	(18,056)
Total equity	725,235	655,943
Total liabilities and equity	$1,486,060	$1,395,473

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Home sales revenues	$461,830	$419,847	$749,424	$698,871

Cost of sales	350,519	310,082	571,809	519,847
Selling expenses	33,890	29,301	60,681	52,250
General and administrative	18,980	18,302	37,418	33,742
Operating income	58,441	62,162	79,516	93,032
Loss on extinguishment of debt	169	365	169	540
Other income, net	(2,263)	(874)	(2,882)	(1,406)
Net income before income taxes	60,535	62,671	82,229	93,898
Income tax provision	14,480	15,063	17,840	18,988
Net income	$46,055	$47,608	$64,389	$74,910
Earnings per share:
Basic	$2.01	$2.11	$2.82	$3.34
Diluted	$1.82	$1.90	$2.55	$3.01

Weighted average shares outstanding:
Basic	22,926,156	22,616,085	22,835,920	22,403,266
Diluted	25,357,396	25,000,647	25,226,062	24,884,628

Non-GAAP Measures

In addition to the results reported in accordance with U.S. GAAP, the Company has provided information in this press release relating to adjusted gross margin.
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact results, the utility of adjusted gross margin information as a measure of operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that the Company does. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that the Company believes to be most directly comparable (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Home sales revenues	$461,830	$419,847	$749,424	$698,871
Cost of sales	350,519	310,082	571,809	519,847
Gross margin	111,311	109,765	177,615	179,024
Capitalized interest charged to cost of sales	8,989	6,588	14,383	10,900
Purchase accounting adjustments (1)	956	—	1,586	(3)
Adjusted gross margin	$121,256	$116,353	$193,584	$189,921
Gross margin % (2)	24.1%	26.1%	23.7%	25.6%
Adjusted gross margin % (2)	26.3%	27.7%	25.8%	27.2%

(1)
Adjustments result from the application of purchase accounting for acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.

(2)	Calculated as a percentage of home sales revenues.

Home Sales Revenues, Home Closings, Average Home Sales Price (ASP), Average Community Count and Average Monthly Absorption Rates by Reportable Segment
(Revenues in thousands, unaudited)

	Three Months Ended June 30, 2019
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$189,894	888	$213,845	33.3	8.9
Northwest	78,996	214	369,140	11.0	6.5
Southeast	77,820	360	216,167	24.0	5.0
Florida	48,187	234	205,927	11.7	6.7
West	66,933	248	269,891	13.0	6.4
Total	$461,830	1,944	$237,567	93.0	7.0

	Three Months Ended June 30, 2018
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$181,967	853	$213,326	30.7	9.3
Northwest	85,233	239	356,623	9.3	8.6
Southeast	60,369	298	202,581	17.0	5.8
Florida	55,018	257	214,078	11.7	7.3
West	37,260	168	221,786	9.3	6.0
Total	$419,847	1,815	$231,321	78.0	7.8

	Six Months Ended June 30, 2019
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$314,091	1,466	$214,250	32.7	7.5
Northwest	115,250	313	368,211	11.0	4.7
Southeast	130,234	590	220,736	21.5	4.6
Florida	77,099	376	205,051	11.3	5.5
West	112,750	427	264,052	12.2	5.8
Total	$749,424	3,172	$236,262	88.7	6.0

	Six Months Ended June 30, 2018
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$289,465	1,374	$210,673	30.0	7.6
Northwest	142,406	394	361,437	9.8	6.7
Southeast	105,477	527	200,146	17.0	5.2
Florida	97,461	466	209,144	11.5	6.8
West	64,062	298	214,973	9.2	5.4
Total	$698,871	3,059	$228,464	77.5	6.6

CONTACT:     Investor Relations:
        Caitlin Stiles, (281) 210-2619
        InvestorRelations@LGIHomes.com